UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 2, 2024

BLUE BIRD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3920 Arkwright Road
2nd Floor
Macon, Georgia 31210

(Address of principal executive offices and zip code)
(478) 822-2801

(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	BLBD	NASDAQ Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 2, 2024, the Board of Directors of Blue Bird Corporation (the “Company”) approved the appointment of Mr. Britton Smith, our President, to the additional office of Chief Executive Officer (“CEO”) of the Company, effective September 29, 2024, as reported below. As a result, our current CEO, Mr. Philip Horlock, will resign from the CEO position effective as of close of business on September 28, 2024. Mr. Horlock will thereafter no longer be employed by the Company but will continue to serve as a Class III director of the Company.

(c) On August 2, 2024, the Board of Directors of the Company (the “Board”) appointed Mr. Britton Smith, currently our President, to the positions of President and CEO of the Company, effective September 29, 2024.

Mr. Smith, age 47, was appointed President of the Company on May 31, 2023. Mr. Smith joined the Company as Senior Vice President of Electrification and Chief Strategy Officer in March 2022. Prior to that, Mr. Smith was employed by KPMG and Gotham Consulting Partners, providing management consulting services to top tier private equity and corporate clients from 2020 to February 2022. From 2016 to 2020, Mr. Smith was founder and CEO of Bonsai Finance, a financial-tech company establishing an online financial services marketplace for consumers. Before 2016, Mr. Smith was employed at Dollar Financial Group in London and McKinsey and Company.

The Compensation Committee of the Board has approved the following adjusted compensation terms for Mr. Smith, effective September 29, 2024: an annual base salary of $650,000; a potential annual cash bonus under the Company’s annual Management Incentive Plan (“MIP”) at a target level of 150% of his base salary for fiscal year 2025; and a potential long-term equity incentive award at a target level of 175% of his base salary under the Company’s annual long-term equity incentive plan (“LTIP”) for fiscal year 2025.

Mr. Smith will participate in the Company’s existing executive compensation and benefits programs along with the other executive officers of the Company, subject to the decisions of, and program administration by, the Compensation Committee of the Board, as described in the Company’s Definitive Proxy Statement dated February 5, 2024, with respect to its 2024 Annual Meeting of Stockholders. As described therein, long term incentive awards (“LTIs”) are generally granted in December of each year for the ensuing fiscal year. Historically, the LTI awards vest annually in three equal tranches, including a performance component tied to the annual MIP, with a maximum forfeiture of 50%, and consisting of 100% restricted stock units.

(d) On August 2, 2024, the Board elected Mr. Britton Smith, currently our President, as a Class I director of the Company effective August 7, 2024, to fill the vacancy created by the prior resignation of Mr. Gurminder Bedi. Mr. Smith will not receive any additional compensation for his service as a director of the Company. Mr. Smith will not serve on any committees of the Board.

There are no arrangements or understandings between Mr. Smith and any other persons pursuant to which he was elected as a director. Other than his employment compensation arrangements, there are no existing or proposed transactions between Mr. Smith and the Company, and there are no existing or proposed transactions between Mr. Smith and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(e) On August 2, 2024, the Compensation Committee of the Board approved certain adjusted compensation arrangements for Mr. Britton Smith, effective September 29, 2024. Mr. Smith’s new compensation arrangements are described in subparagraph (c) above and incorporated herein by reference.

Item 8.01    Other Events.

Mr. Kevin Penn will step down from his role as Chairman of the Board, effective August 7, 2024, and the Board has elected Mr. Douglas Grimm as Chairman of the Board, effective August 7, 2024. Mr. Penn will continue to serve as a Class I director of the Company.

We issued a press release on August 7, 2024, announcing the events reported in this Current Report on Form 8-K, a copy of which is furnished as Exhibit 99.1 to this Report.

Item 9.01    Financial Statement and Exhibits.

(d)    Exhibits.

99.1    Press Release of the Company announcing certain management and Board changes, dated August 7, 2024.

104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

By:	/s/ Ted Scartz
Name:	Ted Scartz
Title:	Senior Vice President and General Counsel
Dated: August 7, 2024